Exhibit 10.18

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into effective as of March 25, 2025 (the “Amendment Effective Date”) between Aprea Therapeutics, Inc. (“Aprea”) and John P. Hamill (“Executive”).

WHEREAS, Aprea and Executive entered into that certain Employment Agreement dated as of January 30, 2023 (the “Agreement”);

WHEREAS, pursuant to Section 13 of the Agreement, the Agreement may be amended with the prior written consent of the Company and Executive; and

WHEREAS, the parties hereto now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Capitalized Terms. Capitalized terms that are used herein but not defined in this Amendment shall have the meaning specified in the Agreement.
2.	Amendment. Effective as of the Amendment Effective Date, the Agreement is hereby amended as follows:
a)	Section 4(c)(i) of the Agreement is hereby amended and restated as follows:

“(i)the Company shall pay Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Payment”), payable during the twelve (12) month period following such termination of employment, with the Severance Payment commencing as soon as administratively feasible within sixty (60) days following Executive’s termination of employment and the first installment payment including the portion of the Severance Payment that was payable prior to such first payment date; provided, however, if the Executive’s employment is terminated under circumstances entitling the Executive to severance under this Section 4(c) within twelve (12) months following a Change in Control (a “CIC Qualifying Termination”), then the Severance Payment and period to pay the Severance Payment shall be increased to eighteen (18) months and all unvested equity grants shall immediately accelerate and become fully vested;”

b)	Section 4(c)(iii) of the Agreement is hereby amended and restated as follows:

“(iii) following the Executive’s termination of employment, the Company shall pay to the Executive (or to the Executive’s family in the event of Executive’s death) on a monthly basis an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 continuation coverage premium for such month, at the same level and cost to the Executive (or the Executive’s family in the event of Executive’s death) as immediately preceding the Executive’s termination of employment, under the Company group medical plan in which the Executive participated immediately preceding the Executive’s termination of employment, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the Executive’s termination of employment, until the earlier of (A) twelve (12) months after the

Executive’s termination of employment and (B) the Executive and Executive’s family have obtained other substantially similar healthcare coverage; provided, however, if the Executive experiences a CIC Qualifying Termination, then the number of months set forth in clause (A) of this sentence shall be increased to eighteen (18) months.”

3.	Except as specifically modified or superseded by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

APREA THERAPEUTICS, INC.

By: /s/ OREN GILAD

Name: Oren Gilad

Title: Chief Executive Officer

EXECUTIVE

/s/ JOHN P. HAMILL

John P. Hamill